EXHIBIT 99.1

Monarch Casino & Resort to Participate at 2018 Wells Fargo Gaming, Hospitality and Leisure Conference

RENO, Nev., May 08, 2018 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (NASDAQ:MCRI) announced today that the Company will participate at the 9th Annual Wells Fargo Gaming, Hospitality and Leisure Conference on Tuesday, May 15 at the Mandarin Oriental in Las Vegas, Nevada. David Farahi, the Company’s Chief Operating Officer, will conduct one-on-one meetings with institutional investors and participate on two industry panels that day: a Gaming Technology panel discussion at 11:25 a.m. PT and a Regional Gaming panel discussion at 2:10 p.m. PT.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contact:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com